Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bar Harbor Bankshares:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-122939, 333-122941, 333-161622 and 333-206453) of Bar Harbor Bankshares of our reports dated March 16, 2015, with respect to the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Bar Harbor Bankshares.

/s/KPMG LLP

Boston, Massachusetts

March 14, 2017